Exhibit 10.07

SECOND AMENDMENT

TO THE

XCEL ENERGY INC.

EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

(Effective MAY 25, 2005)

WHEREAS, Xcel Energy Inc. staff has recommended to the Governance, Compensation and Nominating (the “GCN”) Committee, that the Xcel Energy Inc. Executive Annual Incentive Award Plan be amended to bring such plan in compliance with requirements under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the GCN Committee has determined that it has become necessary to amend the Plan with this Second Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by this Second Amendment, to be effective as of January 1, 2008, as follows:

1.                                       ARTICLE VII, CERTAIN ELECTIONS OF FORM OF PAYMENT OF INCENTIVE AWARDS, is hereby amended by substituting the following new subsection (d) for subsection (d) as it appears therein:

(d)           “If, before the end of the applicable Restricted Periods as provided above, the Participant separates from service with the Company and its Affiliates for any reason other than death or Disability, all Shares then subject to the above restrictions will be forfeited to Company; provided, however, that if the Participant separates from service by reason of death or Disability, the restrictions shall lapse and the Restricted Periods shall end on the date of such separation.  For this purpose, “Disability” shall mean qualifying for long-term disability benefits under a plan sponsored by the Company or its Affiliates in which the Participant participates.”

2.                                       Savings Clause.  Except as hereinabove set forth, the Xcel Energy Inc. Executive Annual Incentive Plan shall continue in full force and effect.